Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI DECLARES DIVIDEND

PEORIA, ILLINOIS, August 12, 2015 — RLI Corp. (NYSE: RLI) — The RLI Corp. board of directors has declared a third quarter regular cash dividend of $0.19 per share, the same amount as the prior quarter. The dividend is payable on September 18, 2015 to shareholders of record as of August 31, 2015.

RLI has paid dividends for 157 consecutive quarters and increased dividends in each of the last 40 years.

The company’s dividend yield would be 1.36%, based on the $0.76 indicated annual dividend and yesterday’s closing stock price of $55.75.

RLI (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company. RLI has increased dividends for 40 consecutive years and delivered underwriting profits for 19 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

Media Contact

Aaron Jacoby, Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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